Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

HD Partners Acquisition Corporation

We hereby consent to the use in the Prospectus constituting part of Amendment No. 3 to the Registration Statement on Form S-1 of our report dated December 16, 2005, except for Note 7, as to which the date is April 11, 2006, on the financial statements of HD Partners Acquisition Corporation as of December 13, 2005 and for the period from December 6, 2005 (inception) to December 13, 2005 which appears in such Prospectus.  We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 11, 2006